Exhibit 99.1

TO:	CSI Compressco Employees

FROM:	John Jackson

SUBJECT:	An Important Message from John Jackson, CEO

We are excited to share that a press release was issued this morning announcing Kodiak Gas Services is in the process of acquiring CSI Compressco. This transaction will increase our scale, giving us the industry’s largest contract compression fleet. It will also allow us to deepen our position in key operating areas. This transaction will allow us to enhance our market position and better serve the needs of our customers by combining the strengths of both organizations.

While we are excited to undertake this new endeavor for both of our organizations, we have some work to do to finalize this transaction, and it is critical that we remain focused on safety while ensuring CSI Compressco remains as strong as possible for our employees, customers, vendor partners and shareholders.

Once we have received the appropriate approvals to proceed with the transaction, we will begin discussions with key stakeholders from both organizations to map out integration plans supporting the success of the combined organizations, all while providing the highest quality of service to our customers. For now, we want to emphasize that the day-to-day activities of our employees will be business as usual.

Our employees are the heart of CSI Compressco and we want to assure you that your well-being and professional growth are at the forefront of our considerations. We will be sharing information on items including pay, benefits, IT systems, job responsibilities, timing etc. as soon as it is available.

As we work toward closing the transaction, we will continue to provide updates on progress and next steps when there is information to share. Employee engagement and communication will remain top priorities throughout this process.

In the meantime, we will be hosting an all-employee Townhall on December 19, 2023 at 9:30 am CST. You should have received an invitation to your CSI Compressco email address. You are also welcome to join the Kodiak investor call scheduled for 8 am CST December 19, 2023, through their investor relations website, here: https://ir.kodiakgas.com/

This is an exciting moment for both CSI Compressco and Kodiak. Together we look forward to embracing the opportunities that lie ahead and achieving shared success.

Employee FAQ’s

WHAT HAS HAPPENED?

A:On December 19, 2023, Kodiak Gas Services announced it has executed a definitive merger agreement under which Kodiak will acquire and combine with CSI in an all-stock transaction valued at approximately $854 million, based on the closing price on December 18, 2023.

WHY DID THIS HAPPEN AND WHAT DOES THIS MEAN GOING FORWARD?

A: We believe that this transaction will allow us to take advantage of the synergies that the combination of Kodiak and CSI provides and make us the largest contract compression fleet in the industry with over 4.4 million fleet horsepower.

IS MY JOB CHANGING?

A:This transaction has not closed yet. Unless you are personally informed otherwise, your job responsibilities remain unchanged, and you should continue to focus on safely and efficiently meeting your work commitments.

WHAT HAS BEEN COMMUNICATED TO MY CUSTOMERS AND WHAT SHOULD I SAY TO THEM?

A:This transaction is still in a very early stage, and we are not formally communicating to customers at this time. However, we recognized that the press release issued this morning will prompt questions. Only if you are asked, your response to a customer should be that we remain 100% focused on delivering superior service and uptime and that this acquisition will result in further growth and investment into people, technology and products to drive even greater value for our customers worldwide.

WHAT SHOULD I DO IF I AM CONTACTED BY THE MEDIA OR PRESS REGARDING THIS TRANSACTION?

A:If you receive any solicitation from industry media or press organizations, or anyone outside of CSI Compressco, please refrain from making any statements and if dialog is necessary, please respond with “no comment”. Please direct any solicitation to Derek Anchondo, General Counsel.

HOW WILL I RECEIVE ANY FURTHER INFORMATION ON THIS ACQUISITION AND THE INTEGRATION PLAN?

A:We will communicate regularly and with intention to provide understanding of the progress and understand any changes that result from this acquisition. You may receive information via a number of different communication means. Examples include this FAQ document (which may be revised and reissued going forward), open-forum conference calls, management site visits or periodic newsletters.

We realize that change can sometimes cause distraction, but our continued success depends on our ability to focus on meeting our customers’ needs in a safe and compliant manner.

GAIN ANSWERS TO YOUR QUESTIONS:

A: A dedicated email portal has been established questions@csicompressco.com through which employees may submit questions about this transaction. Questions submitted will be reviewed by a member of the leadership team. Questions may be answered through direct response or incorporated into broader-facing communications, such as this document.

In addition, this Frequently Asked Questions document is intended to provide clear answers to common questions. This document will be updated regularly and re-circulated as new questions are received from the organization.

•	For internal use only. This email is intended for CSI Compressco employees only.